As filed with the Securities and Exchange Commission on October 3, 2022
Registration Statement File No. 333-236103
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ALLEGIANCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Texas	26-3564100
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
8847 West Sam Houston Parkway N., Suite 200
Houston, Texas 77040
(281) 894-3200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Shanna Kuzdzal
Senior Executive Vice President, General Counsel
Stellar Bancorp, Inc.
9 Greenway Plaza, Suite 110
Houston, Texas 77046
(281) 894-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Troy L. Harder
Bracewell LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
(713) 223-2300
Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-236103) (the “Registration Statement”) of Allegiance Bancshares, Inc., a Texas corporation (the “Registrant”), previously filed with the Securities and Exchange Commission on January 27, 2020, registering an indeterminate amount of the Registrant’s common stock, par value $1.00 per share, preferred stock, par value $1.00 per share, warrants, units and debt securities.
Pursuant to the Agreement and Plan of Merger, dated as of November 5, 2021, by and between the Registrant and CBTX, Inc., a Texas corporation (“CBTX”), the Registrant merged with and into CBTX (the “Merger”), with CBTX continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger and renamed Stellar Bancorp, Inc. The Merger became effective on October 1, 2022.
In connection with the Merger, any and all offerings of the securities pursuant to the Registration Statement have been terminated. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered but remain unsold at the termination of the offerings.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 3, 2022.

STELLAR BANCORP, INC. (as successor by merger to Allegiance Bancshares, Inc.)

By:	/s/ Paul P. Egge
Paul P. Egge
Chief Financial Officer
In reliance upon Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.